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                                   EXHIBIT 3
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               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1995
                                 (Unaudited)

The pro forma consolidated balance sheet is presented to show the financial position of Dimensional Visions Group, Ltd. (Company) as if the acquisition of InfoPak, Inc. had occurred on June 30, 1995, and the pro forma consolidated statement of operations as if the acquisition of InfoPak, Inc. had occurred on July 1, 1994, using the assumptions and adjustments described in the accompanying notes.

These pro forma consolidated financial statements have been prepared for comparative purposes only, and do not purport to indicate what necessarily would have occurred had the acquisition been completed since inception, or what results may be in the future. The pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes, as presented in the 1995 Annual Form 10-KSB/A for the year ended June 30, 1995.

On September 12, 1995, the Company acquired all of the outstanding capital stock of InfoPak, Inc., pursuant to a merger agreement dated September 6, 1995. The Company issued 500,000 shares of Series P Convertible Preferred Stock valued at $2,750,000 and the issuance of an additional 34,681 shares of Series P Convertible Preferred Stock relating to the cancellation of Notes and accrued interest of InfoPak, Inc. and 17,500 shares of Series P Convertible Preferred Stock relating to certain employees and a consultant of InfoPak, Inc.

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               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1995
                                 (Unaudited)



                                                              ASSETS

                                                                             Pro Forma
                                                         Historical         Adjustments         Pro Forma
                                                         ----------         -----------         ---------
Current assets
  Cash and cash equivalents                             $    227,972         $   275,632(1)    $    503,604
  Receivables
    Trade                                                     18,690               8,867(1)          27,557
    Employee                                                   -                  44,078(1)          44,078
  Inventory                                                   26,453             114,383(1)         140,836
  Prepaid suppliers and expenses                              43,361                 -               43,361
                                                        ------------         -----------       ------------
  Total current assets                                       316,476             442,960            759,436
                                                        ------------         -----------       ------------
Equipment and leasehold improvements, net                     81,363              42,804(1)         124,167
                                                        ------------         -----------       ------------
Other Assets
  Patent rights and other assets                              53,398              96,250(2)
                                                                                   1,140(1)         150,788
  Goodwill                                                                     2,380,356(1)
                                                                                 190,746(3)
                                                                 -                36,866(4)       2,607,968
                                                        ------------         -----------       ------------
                                                              53,398           2,705,358          2,758,756
                                                        ------------         -----------       ------------
Total assets                                            $    451,237         $ 3,191,122       $  3,642,359
                                                        ============         ===========       ============

                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
  Notes payable
    Employees                                           $      -             $    73,729(1)     $    73,729
    Other                                                     50,000               -                 50,000
  Accounts payable, accrued expenses and                                          36,866(4)
   other liabilities                                         404,489              43,531(1)         484,886
                                                        ------------         -----------       ------------
  Total Current Liabilities                                  454,489             154,126            608,615
                                                        ------------         -----------       ------------
Long term debt
  Secured notes                                            1,837,000               -              1,837,000
  Accrued interest payable                                   210,741               -                210,741
                                                        ------------         -----------       ------------
                                                           2,047,741               -              2,047,741
                                                        ------------         -----------       ------------
Stockholders' equity (deficiency)
  Preferred stock                                            772,500          10,000,000(1)
                                                                                 350,000
                                                                                 693,620         11,816,120
  Common stock                                                16,936               -                 16,936
  Additional paid-in capital                              11,881,927          (7,250,000)(1)
                                                                                (253,750)(2)
                                                                                (502,874)(3)      3,875,303
  Deficit                                                (14,722,356)             -             (14,722,356)
                                                        ------------         -----------       ------------
  Total stockholders' equity (deficiency)                ( 2,050,993)          3,036,996            986,003
                                                        ------------         -----------       ------------
Total liabilities and stockholders equity (deficiency)  $    451,237         $ 3,191,122       $  3,642,359
                                                        ============         ===========       ============

     The accompanying notes to pro forma consolidated financial statements are an integral part of this statement.


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               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1995
                                 (Unaudited)



(1) Represents the acquisition of the net assets of InfoPak, Inc. on September 12, 1995, the issuance of 500,000 shares of Series P Convertible Preferred Stock and the recording of Goodwill resulting from the excess purchase price over the value of the net assets acquired.

(2) Represents the issuance of 17,500 shares of Series P Convertible Preferred Stock in connection with employment and consulting contract signing bonuses to certain employees and a consultant to InfoPak, Inc.

(3) Represents the issuance of 34,681 shares of Series P Convertible Preferred Stock in connection with the cancellation of debt and related accrued interest due to certain shareholders of InfoPak, Inc.

(4) Represents legal fees in connection with the merger agreement dated September 6, 1995.

(5) Represents the elimination of royalty fees and interest expense which would not be incurred by the Company to operate InfoPak, Inc.

(6) Represents the amortization of the deferred compensation expense (signing bonuses) over the three year term of the employment contracts, and two year term of the consulting contract.

(7)   Represents amortization of Goodwill over a period of five years.

(8) Represents the pro forma results of operations of InfoPak, Inc. for 12 monthly periods from July 1, 1994 through June 30, 1995.